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                                     EXHIBIT 11.1



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                          ANCHOR PACIFIC UNDERWRITERS, INC.
                          COMPUTATION OF EARNINGS PER COMMON
                             AND COMMON SHARE EQUIVALENT



                                             Years Ended December 31
                                    1995           1994           1993
PRIMARY
 Average shares outstanding**          3,819,605     3,022,658      2,715,918
 Net effect of dilutive stock
  options and warrants - based
  on the treasury stock method
  using average market price         ***           ***           ***
                                     -----------   -----------   ------------

 Total                                 3,819,605     3,022,658      2,715,918
                                     -----------   -----------   ------------
                                     -----------   -----------   ------------
 Net Income (Loss)                     ($867,029)    ($650,489)       ($1,662)
                                     -----------   -----------   ------------
                                     -----------   -----------   ------------
 Per Share Amount**                       ($0.23)       ($0.22)        ($0.01)
                                     -----------   -----------   ------------
                                     -----------   -----------   ------------


FULLY DILUTED
 Average shares outstanding**          3,819,605     3,022,658      2,715,918
 Net effect of dilutive stock
  options and warrants - based on
  the treasury stock method using
  the year-end market price, if
  higher than average market price       236,064       637,720        683,200
                                     -----------   -----------   ------------
 Total                                 4,055,669     3,660,378      3,399,118
                                     -----------   -----------   ------------
                                     -----------   -----------   ------------
 Net Income (Loss)                     ($867,029)    ($650,489)       ($1,662)
                                     -----------   -----------   ------------
                                     -----------   -----------   ------------
 Per share amount**                       ($0.21)       ($0.18)        ($0.01)
                                     -----------   -----------   ------------
                                     -----------   -----------   ------------


** Average Shares Outstanding and Earnings per Share have been restated in prior periods to reflect ten for one stock split in 1995.

***Conversion of stock options and warrants to common stock equivalents is not assumed because their effect is antidilutive.


For financial reporting purposes, loss per share is calculated exclusive of the dilutive effects of stock options and the conversion effect of convertible debentures outstanding at December 31, 1995. The above calculation on a fully dilutive basis includes the effects of stock options, and convertible debentures outstanding, for the purposes of complying with
Section 229.601 of Regulation S-K.